                        SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                                  ______________


                                   FORM 8-A/A
                                 Amendment No. 2

                  FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                            HILTON HOTELS CORPORATION
-------------------------------------------------------------------------------
                 (Exact name of registrant as specified in its charter)

             Delaware                                     36-2058176
----------------------------------------       --------------------------------
(State of incorporation or organization)       (IRS Employer Identification No.)

9336 Civic Center Drive, Beverly Hills, California               90210
--------------------------------------------------      -----------------------
    (Address of principal executive offices)                    (Zip Code)


If this form relates to the             If this form relates to the registration
registration of a class of              of a class of securities pursuant to
securities pursuant to Section          Section 12(g) of the Exchange Act
12(b) of the Exchange Act               and is pursuant to General Instruction
and is effective pursuant to            A(d) please check the following box.
General Instruction A(c)                /  /
please check the following box. / X /


Securities to be registered pursuant to Section 12(b) of the Act:


     Title of each class                     Name of each exchange on which
     to be so registered                     each class is to be registered
     -------------------                     ------------------------------

Preferred Share Purchase Rights              New York Stock Exchange
                                             Pacific Stock Exchange, Inc.


Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
-------------------------------------------------------------------------------
                                (Title of Class)

Item 1. DESCRIPTION OF SECURITIES TO BE REGISTERED.

         The response to Item 1 is hereby amended by adding the following paragraphs and the attached exhibit.

         Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the "SEC") by Hilton Hotels Corporation (the "Company") on July 10, 1998, as amended by Amendment No. 1 filed with the SEC on September 16, 1998 (the "Form 8-A"). The Form 8-A relates to the preferred share purchase rights (the "Rights") of the Company and the Amended and Restated Rights Agreement dated as of September 10, 1998 (the "Rights Agreement"), by and between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent. The Form 8-A is incorporated herein by reference.

         On September 3, 1999, the Company's Board of Directors approved and adopted an amendment to the Rights Agreement dated as of September 3, 1999 ("Amendment No. 1"), a copy of which is attached hereto as Exhibit 1 and incorporated herein by reference.

         Amendment No. 1 increases the percentage ownership threshold at which the rights become exercisable from 15% to 20%. The other provisions of the Rights Agreement are not otherwise amended and continue in full force as set forth therein.

         The foregoing description of Amendment No. 1 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 1, which is attached hereto as an exhibit and incorporated herein by reference.

Item 2.  EXHIBITS

         1. Amendment No. 1 dated as of September 3, 1999 to Amended and Restated Rights Agreement dated as of September 10, 1998, by and between Hilton Hotels Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Amendment No. 2 to Registration Statement on Form 8-A to be signed on its behalf by the undersigned hereunto duly authorized.


                                       HILTON HOTELS CORPORATION

Dated:  September 3, 1999              By: /s/ Thomas E. Gallagher
                                           -------------------------------
                                           Thomas E. Gallagher
                                           Executive Vice President, Chief
                                           Administrative Officer, General
                                           Counsel and Secretary

                                 EXHIBIT INDEX

         1.   Amendment No. 1 dated as of September 3, 1999 to Amended and
              Restated Rights Agreement dated as of September 10, 1998, by and between Hilton Hotels Corporation and ChaseMellon Shareholder
              Services, L.L.C., as Rights Agent.
